UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A
                    Under the Securities Exchange Act of 1934

                                  Depomed, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    249908104
                                 (CUSIP Number)

                                  May 29, 2003

             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[x] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.    249908104

       1.    Names of Reporting Persons.
             I.R.S. Identification Nos. of above persons (entities only).

             OrbiMed Advisors LLC

       2.    Check the Appropriate Box if a Member of a Group (See Instructions)

             [ ] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Delaware

                   5.    Sole Voting Power: 0
Number of
Shares             6.    Shared Voting Power: 1,890,050
Beneficially
Owned by           7.    Sole Dispositive Power: 0
Each Reporting
Person With        8.    Shared Dispositive Power: 1,890,050


       9.    Aggregate Amount Beneficially Owned by Each Reporting Person:
             1,890,050

       10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

       11.   Percent of Class Represented by Amount in Row (9) 7.35%

       12.   Type of Reporting Person (See Instructions) IA

CUSIP No.    249908104

       1.    Names of Reporting Persons.
             I.R.S. Identification Nos. of above persons (entities only).

             OrbiMed Capital LLC

       2.    Check the Appropriate Box if a Member of a Group (See Instructions)

             [ ] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Delaware

                 5.      Sole Voting Power: 0
Number of
Shares           6.      Shared Voting Power: 1,890,050
Beneficially
Owned by         7.      Sole Dispositive Power: 0
Each Reporting
Person With      8.      Shared Dispositive Power:  1,890,050

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person:
             1,890,050

       10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

       11.   Percent of Class Represented by Amount in Row (9) 7.35%

       12.   Type of Reporting Person (See Instructions) IA

CUSIP No.    249908104

       1.    Names of Reporting Persons.
             I.R.S. Identification Nos. of above persons (entities only).

             Samuel D. Isaly

       2.    Check the Appropriate Box if a Member of a Group (See Instructions)

             [ ] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             United States

                 5.      Sole Voting Power: 0
Number of
Shares           6.      Shared Voting Power: 1,890,050
Beneficially
Owned by         7.      Sole Dispositive Power: 0
Each Reporting
Person With      8.      Shared Dispositive Power: 1,890,050

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person:
             1,890,050

       10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

       11.   Percent of Class Represented by Amount in Row (9) 7.35%

       12.   Type of Reporting Person (See Instructions) HC

CUSIP No.    249908104

       1.    Names of Reporting Persons.
             I.R.S. Identification Nos. of above persons (entities only).

             PW Juniper Management, L.L.C.

       2.    Check the Appropriate Box if a Member of a Group (See Instructions)

             [ ] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Delaware

                 5.    Sole Voting Power: 0

Number of        6.    Shared Voting Power:  1,890,050
Shares
Beneficially     7.    Sole Dispositive Power: 0
Owned by
Each Reporting   8.    Shared Dispositive Power:  1,890,050
Person With

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person:
             1,890,050

       10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

       11.   Percent of Class Represented by Amount in Row (9) 7.35%

       12.   Type of Reporting Person (See Instructions) IA

CUSIP No.    249908104

       1.    Names of Reporting Persons.
             I.R.S. Identification Nos. of above persons (entities only).

             PW Fund Advisor, L.L.C.

       2.    Check the Appropriate Box if a Member of a Group (See Instructions)

             [ ] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Delaware

                 5.      Sole Voting Power: 0

Number of        6.      Shared Voting Power:  1,890,050
Shares
Beneficially     7.      Sole Dispositive Power: 0
Owned by
Each Reporting   8.      Shared Dispositive Power:  1,890,050
Person With

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person:
             1,890,050


       10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

       11.   Percent of Class Represented by Amount in Row (9) 7.35%

       12.   Type of Reporting Person (See Instructions) IA

CUSIP No.    249908104

       1.    Names of Reporting Persons.
             I.R.S. Identification Nos. of above persons (entities only).

             PW Alternative Asset Management, Inc.

       2.    Check the Appropriate Box if a Member of a Group (See Instructions)

             [ ] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Delaware

                 5.      Sole Voting Power: 0

Number of        6.      Shared Voting Power: 1,890,050
Shares
Beneficially     7.      Sole Dispositive Power: 0
Owned by
Each Reporting   8.      Shared Dispositive Power: 1,890,050
Person With

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person:
             1,890,050


       10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

       11.   Percent of Class Represented by Amount in Row (9) 7.35%

       12.   Type of Reporting Person (See Instructions) HC

Item 1.  (a) Issuer: Depomed, Inc.

         (b) Address:

               1360 O'Brien Drive
               Menlo Park, CA  94025

Item 2.  (a) Name of Person Filing:
               OrbiMed Advisors LLC
               OrbiMed Capital LLC
               Samuel D. Isaly
               PW Juniper Management, L.L.C.
               PW Fund Advisor, L.L.C.
               PW Alternative Asset Management, Inc.

         (b) Address of Principal Business Offices:

               OrbiMed Advisors LLC
               OrbiMed Capital LLC
               Samuel D. Isaly
               767 Third Avenue, 30th Floor
               New York, New York 10017

               PW Juniper Management, L.L.C.
               PW Fund Advisor, L.L.C.
               PW Alternative Asset Management, Inc.
               1285 Avenue of the Americas
               New York, NY  10019

         (c) Citizenship:
             Please refer to Item 4 on each cover sheet for each filing person

         (d) Title of Class of Securities
             Common stock

         (e) CUSIP Number: 249908104

Item 3. OrbiMed Advisors LLC and OrbiMed Capital LLC are investment advisors in accordance with ss.240.13d-1(b)(1)(ii)(E). Samuel D. Isaly is a control person in accordance with ss.240.13d-1(b)(1)(ii)(G)

Item 4.  Ownership

         Please see Items 5 - 9 and 11 for each cover sheet for each filing separately

Item 5.  Ownership of Five Percent or Less of a Class

         N/A

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Reporting persons are holding 7.35% of the securities on behalf of other persons who have the right to receive or the power to direct the receipt of dividends from, or proceeds from sale of, such securities.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not Applicable

Item 8.  Identification and Classification of Members of the Group

         Not Applicable

Item 9.  Notice of Dissolution of Group

         Not Applicable

Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: June 3, 2003

                                                         OrbiMed Advisors LLC

                                                  By:/s/ Samuel D. Isaly
                                                  ----------------------------
                                                  Name:  Samuel D. Isaly
                                                  Title: Managing Member



         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: June 3, 2003

                                                         OrbiMed Capital LLC

                                                  By:/s/ Samuel D. Isaly
                                                  ----------------------------
                                                  Name:  Samuel D. Isaly
                                                  Title: Managing Member



                                                  By:/s/ Samuel D. Isaly
                                                  ----------------------------
                                                  Name:  Samuel D. Isaly

  Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: June 3, 2003

                                          PW Alternative Asset Management, Inc.

                                          By:/s/ Michael Mascis
                                          ----------------------------
                                          Name:  Michael Mascis
                                          Title: Vice President



         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: June 3, 2003

                                          PW Juniper Management, L.L.C.
                                          By PW Fund Advisor, L.L.C.
                                          Its Managing Member

                                          By:/s/ Michael Mascis
                                          ----------------------------
                                          Name:  Michael Mascis
                                          Title: Vice President of PW
                                          Alternative Asset Management, Inc.



                                          PW Fund Advisor, L.L.C.

                                          By:/s/ Michael Mascis
                                          ----------------------------
                                          Name:  Michael Mascis
                                          Title: Vice President of PW
                                          Alternative Asset Management, Inc.